As filed with the Securities and Exchange Commission on November 26, 2012

Registration No. 333-144172

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIDZ.COM, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	95-4728109
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

2400 Marine Avenue

Redondo Beach, CA 90278

(Address of Principal Executive Offices)(Zip Code)

2001 Stock Option Plan, 2002 Special Stock Option Plan, 2006 Stock Award Plan

(Full Title of the Plan)

Lawrence Y. Kong

Chief Financial Officer

Bidz.com, Inc.

2400 Marine Avenue

Redondo Beach, CA 90278

(310) 280 -7373

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Mark T. Hiraide, Esq.

Roger D. Loomis, Jr., Esq.

Petillon Hiraide & Loomis LLP

21515 Hawthorne Blvd., Suite 1260
Torrance, CA 90503
(310) 543-0500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

The Registration Statement on Form S-8 (Registration No. 333-144172) (the “Registration Statement”) of BIDZ.com, Inc., a Delaware corporation (the “Company”), pertaining to the registration of an aggregate of 3,400,000 shares of common stock, $.001 par value, of the Company issuable under the Company’s 2001 Stock Option Plan, 2002 Special Stock Option Plan, and 2006 Stock Award Plan (collectively, the “Plans”), to which this Post-Effective Amendment No. 1 relates, was filed with the Securities Exchange Commission on June 29, 2007.

On November 26, 2012, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of May 17, 2012, by and among the Company, Glendon Group, Inc., a Delaware corporation (“Parent”), and Bidz Acquisition Company, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), Merger Subsidiary merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. The Merger became effective upon filing of a Certificate of Merger with the Secretary of State of the State of Delaware on November 26, 2012, (the “Effective Time”). Pursuant to the terms of the Merger Agreement, at the Effective Time, each share of the Company’s common stock issued and outstanding immediately prior to the Effective Time (other than shares owned by Parent, the Company or their respective subsidiaries and shares held by dissenting stockholders), automatically was cancelled and converted into the right to receive $0.78 per share in cash, without interest.

As a result of the Merger, the Company has terminated the offering of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Redondo Beach, State of California, on this 26th day of November, 2012.

BIDZ.COM, INC.

By:	/s/ LAWRENCE Y. KONG
Lawrence Y. Kong
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ DAVID ZINBERG	Chief Executive Officer and Director (Principal Executive Officer)	November 26, 2012
David Zinberg

/s/ LAWRENCE Y. KONG	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	November 26, 2012
Lawrence Y. Kong

/s/ PETER G. HANELT	Director	November 26, 2012
Peter G. Hanelt

/s/ GARRY Y. ITKIN	Director	November 26, 2012
Garry Y. Itkin